Finger Motion Reports Q3 2021 Financial Results

New York, NY January 15, 2021 (ACCESSWIRE) - FingerMotion, Inc. (OTCQX: FNGR) (the "Company" or "FingerMotion"), a mobile services and data company, is pleased to report its financial results for the third quarter ended November 30, 2020. To review the full financial results, please view the Company’s recent Q3 Form 10-Q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q3 2021 Financial Summary (results expressed in US$ unless otherwise indicated):

  Reported Q3 revenue of $4.88 million (includes SMS & MMS and Telecommunications Products & Services businesses);
  Reported nine months revenue of $11.25 million (includes SMS & MMS and Telecommunications Products & Services businesses);
  Reported Q3 growth in SMS & MMS business revenue of $1.96 million or 81% compared to Q3 2020;
  Reported Q3 growth in Telecommunications Products & Services business revenue of $0.22 million or 84% compared to Q3 2020;
  Reported Q3 cost of revenue of $4.26 million which was an increase of $2 million or 89% compared to Q3 2020;
  Reported Q3 gross profit of $0.62 million which was an increase of $0.18 million or 42% compared to Q3 2020;
  Reported nine months gross profit of $1.17 million which was an increase of $0.45 million or 62% compared to Q3 2020;
  Reported Q3 net loss from operations of $0.68 million compared to $0.56 million for Q3 2020;
  Basic and Diluted loss per share of $0.02;
  At November 30, 2020, FingerMotion had $989,103 in cash and working capital surplus of $803,638;
  Total Assets were $9.42 million, Total Current Liabilities were $8.61 million and Total Liabilities were $9.80 million;
  36,200,557 common shares were issued and outstanding as at November 30, 2020.

The Q3 revenues increased 81% compared to the same period last year and revenues for the nine month period ended November 30, 2020 increased 98% compared to the same period last year, continuing the growth of both the Telecommunications Products & Services (mobile recharge platform) and the SMS & MMS texting service. “With the current trajectory, the Company’s revenue growth is projected to exceed US$19.5 million for fiscal 2021,” stated Martin Shen, CEO of FingerMotion. “The Company’s growth across its business divisions is strongly tied to the increase in prepaid deposits held in trust at the Company’s telecommunications partners.”

“The third quarter was a period of significant growth and evolution for our Company,” said Martin Shen, CEO of FingerMotion Inc. “Every quarter this fiscal year, we were able to reach new highs in revenue. This trend of ramping revenues looks like it will continue going forward, due to the strengthening of the SMS & MMS business. And our other business arms like the Big Data Insights and the Rich Communication Services (RCS) platform are evolving from the R&D phase to the beta test phase. Our Company has evolved as well, with new hires both at the corporate and operations level, which has increased our operating expenses. Most notably, we have brought on experienced actuaries, data scientists, and computer programmers to continue to advance our Insurtech division. Our endeavors for transparency have led to our upgrade to the OTCQX and we hope that shareholders have noticed our revamped website which fully presents the range of products we offer. We are excited with our sequential quarterly sales growth and expect it to continue into the future.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China.  It is one of only a few companies in China with access to wholesale rechargeable minutes from China’s largest mobile phone providers that can be resold to consumers.  As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users.  The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases.  FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com
718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.